Exhibit 99.3

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Quarter Ended March 31, 2013

		(Unaudited)
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$861,619	$(756,994)	1	$104,625
Costs and expenses	3,186,094	(1,549,492)	1	1,636,602
Loss from operations	(2,324,475)	792,498	1	(1,531,977)
Allocation of loss from unconsolidated investee	—	(309,972)	2	(309,972)
Other expense, net	(178,473)	408	1	(178,065)
Net income (loss)	$(2,502,948)	$482,934		$(2,020,014)

Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$(2,353,140)	$333,126		$(2,020,014)

Net income (loss) per common share applicable to common stock - basic	$(0.02)	$0.00		$(0.01)

Net income (loss) per common share applicable to common stock - diluted	$(0.02)	$0.00		$(0.01)

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1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of loss from EES using Equity Method